                   INTERNATIONAL THOROUGHBRED BREEDERS, INC.
                                  P.O. BOX 1232
                          CHERRY HILL, NEW JERSEY 08034

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(f) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

                    NO VOTE OR OTHER ACTION OF THE COMPANY'S
                STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS
                             INFORMATION STATEMENT.
                     NO PROXIES ARE BEING SOLICITED AND YOU
                  ARE REQUESTED NOT TO SEND THE COMPANY A PROXY


         This Information Statement is being mailed on or about January 15, 1997 to the holders of shares of Common Stock, $2.00 par value (the "Common Stock"), of International Thoroughbred Breeders, Inc., a Delaware corporation (the "Company"), by reason of the designation of persons (the "Designated Directors") to the Board of Directors of the Company (the "Board") who will constitute a majority of the Board, other than at a meeting of stockholders, in connection with the purchase by NPD, Inc., a Delaware corporation ("NPD"), of 2,904,016 shares of Common Stock of the Company owned by Robert F. Brennan pursuant to a Stock Purchase Agreement dated December 5, 1996, as amended (the "Purchase Agreement"). No action is required by the stockholders of the Company in connection with the appointment of the Designated Directors. However, Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the mailing to the Company's stockholders of the information set forth in this Information Statement at least ten days prior to a change in a majority of the Company's directors other than at a meeting of the Company's stockholders.

         On December 5, 1996, NPD entered into the Purchase Agreement with Robert F. Brennan to purchase 2,904,016 shares of Common Stock (the "Brennan Shares") of the Company owned by Mr. Brennan (the "Acquisition"). The Brennan Shares, which constitute all of the shares of the Company owned by Mr. Brennan, constitute approximately 24.9% of the issued and outstanding Common Stock of the Company. NPD is owned by Nunzio P. DeSantis and Anthony Coelho and was formed for the purpose of effecting the Acquisition. See "Security Ownership of Certain Beneficial Owners and Management."

         Simultaneous with the closing of the Acquisition (which, among other things, requires the delivery of a $5,000,000 unsecured revolving line of credit by NPD), the current directors of the Company other than Frank A. Leo, Robert J. Quigley, Charles R. Dees, Jr. and Francis W. Murray (the "Continuing Directors") will resign, and Nunzio P. DeSantis, Anthony Coelho, Michael C. Abraham, Kenneth Scholl and Joseph Zappala will immediately thereafter be appointed as directors, but the term of Mr. Zappala will not commence until January 25, 1997. At such time, such appointments will constitute a change in a majority of the Board of the Company, requiring the preparation and mailing of this Information Statement. Both the Continuing Directors and the Designated Directors will serve until the next annual meeting of stockholders of the Company and until their successors are duly elected.

         Pursuant to the Purchase Agreement, NPD has agreed to complete the Acquisition at a purchase price of $4.00 per share, or an aggregate of $11,616,064, subject to an increase in the purchase price as described in the Purchase Agreement (the "Purchase Agreement"). The Purchase Price will be paid one-half in cash at the closing of the Acquisition and the remainder by the issuance of a recourse promissory note payable to the order of Mr. Brennan (the "Note"). NPD is borrowing one-half of the cash portion of the Purchase Price from each of Mr. DeSantis and Casino-Co Corporation, a Nevada corporation. As a condition to closing, NPD is to make available to the Company, at closing, a two-year $5,000,000 unsecured revolving line of credit. In connection with the Purchase Agreement, NPD has granted to Robert Green an option to purchase 50% of the Brennan Shares.

         Mr. Brennan resigned from the Company's Board of Directors and as its Chief Executive Officer in November 1995 as a result of efforts of the New Jersey Casino Control Commission and Division of Gaming Enforcement to revoke the Company's gaming and racing licenses if Mr. Brennan continued his involvement in the Company's business following an adverse judgment entered against Mr. Brennan and First Jersey Securities, Inc., the investment banking firm owned by Mr. Brennan, in an action brought by the Securities and Exchange Commission in the Southern District of New York. To ensure that the Company's licenses would not be revoked, Mr. Brennan agreed to divest his stock ownership in the Company, resulting in his entering into the Purchase Agreement.


                  PERSONS PROPOSED TO BE APPOINTED TO THE BOARD
                  OF DIRECTOR IN CONNECTION WITH THE SETTLEMENT

         The following sets forth certain information regarding each of the Designated Directors who will be appointed to the Company's Board of Directors, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

         None of the Designated Directors or their associates (i) has been involved in any transactions with the Company or any of its directors or executive officers or (ii) has been involved in any legal proceedings or other matters that, in each case, are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), other than the Involuntary Chapter 11 Petition filed in November 1996 against AutoLend Group, Inc., a Delaware corporation in which Mr. DeSantis is the Chairman, President and Chief Executive Officer and Mr. Coelho is a director ("AutoLend").

         Nunzio P. DeSantis, age 45, is the Chairman of the Board, President and Chief Executive Officer of NPD. Mr. DeSantis also is Chairman of the Board, President and Chief Executive Officer of AutoLend Group, Inc., positions he has held since September 1996, and Chairman of the Board, President and Chief Executive Officer of the Board of Vista Health Care Group, a development stage health care company located in Albuquerque, New Mexico, positions he has held since October 1995. Prior to September 1995 and for more than five years, Mr. DeSantis was Chairman of the Board and Chief Executive Officer of Diagnostek, Inc., a New York Stock Exchange pharmacy benefit management company which was sold to Value Health, Inc. in July 1995.

         Anthony Coelho, age 54, is Chairman of the Board and Chief Executive Officer of Coelho Associates, a New York investment brokerage firm, and Chairman of the Board and Chief Executive Officer of ETC, an education, training and communication company which is a subsidiary of TeleCommunications, Inc. From 1989 to 1995, Mr. Coelho served as a Managing Director of the New York investment banking firm Wertheim Schroder & Co., Incorporated, and from 1990 to 1995, he also served as President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. Mr. Coelho also serves as a director of NPD, AutoLend Group, Inc., Circus Circus Enterprises, Inc., ICF Kaiser International, Inc., Service Corporation International, Tankology Environmental, Inc. and TeleCommunications, Inc. In addition, Mr. Coelho serves on Fleishman-Hillard, Inc.'s Advisory Board.

Mr. Coelho is a former U.S. Representative from California and Majority Whip of the U.S. House of Representatives.

         Michael C. Abraham, age 47, is currently a developer of real estate projects in the southwest, including housing, shopping malls and time share developments. Mr. Abraham was the former developer and owner of Midnight Rodeo California, one of the nation's largest nightclub and entertainment centers. He has also developed and owns oil and gas leases throughout Texas and Colorado. From 1975 to 1985, Mr. Abraham served as Chief Executive Officer of Yellow Checker Cab Co. of New Mexico. In 1978, Mr. Abraham founded and is the President of Enchanted Farm, New Mexico's largest privately-owned quarter horse breeding facility. Mr. Abraham is a former director of the New Mexico Horse Breeders Association.

         Kenneth Scholl, age 59, has 45 years experience in the hotel and gaming industry. Since 1993, Mr. Scholl has been a hotel, restaurant and gaming consultant with Stanford Company in Las Vegas, Nevada, and from November 1992 until February 1993, he was an independent contractor with Minami Development, Inc. in connection with the closing of the Dunes Hotel Casino in Las Vegas, Nevada. From July 1990 until June 1992, Mr. Scholl was the President and a management consultant for the Peabody Hotel Group, Memphis, Tennessee, and from 1985 until 1990, he was the President and a partner in the Aristocrat Hotels, Inc. and Aristocrat Hotels of Nevada, Inc. which operated the Sands Hotel in Las Vegas, Nevada. Mr. Scholl held a Nevada State Gaming License and is a licensed Nevada real estate broker.

         Joseph Zappala, age 62, has been the Chairman and President of Joseph Zappala Investments, an investment and land development company located in Boca Raton, Florida, for approximately 30 years and is a part owner and director of Associated Industrial Supply Company headquartered in Columbia, South Carolina. From February 1989 until February 1992, Mr. Zappala served as U.S. Ambassador to Spain. Prior to his appointment, Mr. Zappala was an operator and investor in a variety of activities throughout the United States, including President and part owner of Tucson Greyhound Racing Corp. in Tucson, Arizona, founder and Chairman of the Board of First National Bank of Seminole in Pinellas County, Florida and President of STRAIGHT, Inc., a national drug treatment and rehabilitation program for adolescents. Mr. Zappala serves as a director of Miami Subs Corp. Mr. Zappala holds an Arizona Gaming License.

                        CURRENT DIRECTORS OF THE COMPANY

         The following table sets forth certain information regarding the Company's current directors. All of the directors except for Frank A. Leo, Robert J. Quigley, Charles R. Dees, Jr. and Francis W. Murray will resign concurrently with the closing of the Acquisition.

========================================================================================
           Name              Age                  Position          Position Held Since
----------------------------------------------------------------------------------------
Frank A. Leo*                52         Chairman of the Board         November 1996
----------------------------------------------------------------------------------------
Robert J. Quigley            67         Director                      October 1980
                                        President                     February 1996
----------------------------------------------------------------------------------------
Charles R. Dees, Jr.         57         Director                      April 1988
----------------------------------------------------------------------------------------
Frank Koenemund*             53         Director                      November 1996
----------------------------------------------------------------------------------------
John U. Mariucci*            57         Director                      November 1996
----------------------------------------------------------------------------------------
Francis W. Murray            56         Director                      November 1995
----------------------------------------------------------------------------------------
James J. Murray*             58         Director                      November 1996
========================================================================================

* On November 4, 1996, the Company was served with consents executed by ten of its stockholders owning an aggregate 6,519,747 shares of its Common Stock. The consents, executed in lieu of a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law, removed six members of the Board of Directors, namely Arthur Winkler, Roger Bodman, Joel Sterns, Clifford Goldman, Robert Peloquin and Steve Norton, and elected four new directors, Frank A. Leo, John W. Mariucci, James J. Murray and Frank Koenemund.


         Frank A. Leo is a retired businessman. Mr. Leo was the founder and equal partner of Melior Graphics, Inc. (later renamed MGI Industries, Inc.), a promotional direct mail service company. In 1981, MGI acquired Colorforms, Inc. whereby Mr. Leo became the President and Chief Executive Officer. In 1983, Colorforms Image Center was established as a subsidiary of MGI Industries, specializing in the personalization and mailing service business. MGI and its subsidiaries were sold in 1991 to Wallace Computer Services, a New York Stock Exchange company. Mr. Leo is not actively engaged in the business of the Company.

         Robert J. Quigley has served as President of the Company since February 1996 and also from April 1988 until his resignation in July 1992. From July 1992 until February 1996, Mr. Quigley was President and Chief Operating Officer for Retama Park Association, Inc., engaged in operating a new race track facility in San Antonio, Texas. Mr. Quigley originally joined the Company and its subsidiaries in May 1983 and served in various capacities, including as President and Chief Executive Officer of the Company's subsidiaries which owned and operated Philadelphia Park, as President and Chief Executive Officer of the Company's Garden State Park subsidiary and as Vice President of the Company. Prior to May 1983, Mr. Quigley was General Manger-Racing for the New Jersey Sports and Exposition Authority (The Meadowlands).

         Charles R. Dees, Jr. is currently Vice President of International Advancement at Fairleigh Dickinson University. Dr. Dees has been principally engaged during the preceding five years as Vice Chancellor for University Affairs at Seton Hall University in South Orange, New Jersey. Dr. Dees is not actively engaged in the business of the Company.

         Francis W. Murray served as President of International Thoroughbred Gaming Development Corporation ("ITG") and Orion Casino Corporation, subsidiaries of the Company, from November 1995 until his resignation in June 1996. From November 1993 until November 1994, Mr. Murray served as a consultant to ITG. From November 1993 through June 1995, Mr. Murray was a general partner of Healthcare Properties, a partnership operating a chain of nursing homes in New Jersey. From December 1992 through November 1993, Mr. Murray was the President of the St. Louis NFL Partnership, engaged in attempting to obtain an expansion franchise for St. Louis and in NFL. From 1985 through November 1992, he held various executive positions with and was a co-owner of the New England Patriots Football Club. Mr. Murray began his professional career as a management consultant with the accounting firm of Horwath & Horwath. Mr. Murray is the brother of the Company's director James J. Murray.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning stock ownership of (a) all persons known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock, (b) each current director of the Company and all current directors and executive officers of the Company as a group, and (c) each Designated Director and the Designated Directors as a group, as of January 10, 1997. The information set forth below reflects the transfer of the Brennan Shares from Mr. Brennan to NPD in the Acquisition. On January 9, 1997, the Company had outstanding 11,651,511 shares of Common Stock, excluding treasury shares.

=====================================================================================================
                                                              Amount and
Name and Address                                               Nature of
of Beneficial Owner                                           Beneficial          Percent of
or Identity of Group                                         Ownership(1)         Class Owned
-----------------------------------------------------------------------------------------------------
Frank A. Leo......................................             736,201(3)            6.3%
-----------------------------------------------------------------------------------------------------
Robert J. Quigley.................................             105,830(4)              *
-----------------------------------------------------------------------------------------------------
Dr. Charles R. Dees, Jr...........................             100,000(4)              *
-----------------------------------------------------------------------------------------------------
Frank Koenemund...................................               --   (2)              *
-----------------------------------------------------------------------------------------------------
John U. Mariucci..................................           35,500(2)(4)              *
-----------------------------------------------------------------------------------------------------
Francis W. Murray.................................             200,000(3)            1.7%
-----------------------------------------------------------------------------------------------------
James J. Murray...................................               --   (2)              *
-----------------------------------------------------------------------------------------------------
NPD, Inc..........................................           2,904,016(5)            24.9%
-----------------------------------------------------------------------------------------------------
Nunzio P. DeSantis................................           2,904,016(5)            24.9%
-----------------------------------------------------------------------------------------------------
Anthony Coelho....................................           2,904,016(5)            24.9%
-----------------------------------------------------------------------------------------------------
AutoLend Group, Inc...............................           2,904,016(5)            24.9%
-----------------------------------------------------------------------------------------------------
Michael C. Abraham................................                  5,000              *
-----------------------------------------------------------------------------------------------------
Kenneth Scholl....................................                  1,000              *
-----------------------------------------------------------------------------------------------------
Joseph Zappala....................................                     --              *
-----------------------------------------------------------------------------------------------------
The Family Investment Trust.......................           1,090,731(6)            9.4%
340 North Avenue
Cranford, NJ 07016
-----------------------------------------------------------------------------------------------------
All current directors and executive officers
   as a group (10 persons)........................        1,627,976(3)(4)            10.5%
-----------------------------------------------------------------------------------------------------
All Designated Directors as a group (5 persons)...           2,904,016(5)            25.0%
=====================================================================================================

*        Less than 1%.

(1) Unless otherwise indicated, each individual who is listed or is part of the group has sole voting and investment power for the shares listed below.

(2) This person will resign from the Board of Directors as part of the transactions contemplated by the Acquisition.

(3) Includes 200,000 shares of Common Stock issuable upon exercise of 200,000 options owned of record by such director.

(4) Includes 100,000 shares of Common Stock issuable upon exercise of 100,000 options owned of record by such director.

(5) Includes 2,094,016 shares of Common Stock being sold by Mr. Brennan to NPD pursuant to the Purchase Agreement. Messrs. DeSantis and Coelho are the sole stockholders and directors of NPD.

(6) Includes 1,090,731 shares of Common Stock which are owned of record by Henry S. Brennan, a brother of Robert E. Brennan, as the sole trustee of The Family Investment Trust. The grantor of the Trust is Robert E. Brennan and the sole beneficiaries are his three adult sons. Mr. Brennan disclaims beneficial ownership of the shares owned by The Family Investment Trust.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Simultaneous with the closing of the Acquisition, the current directors other than Frank A. Leo, Robert J. Quigley, Charles R. Dees, Jr. and Francis W. Murray will resign, and Nunzio P. DeSantis, Anthony Coelho, Michael C. Abraham, Kenneth Scholl and Joseph Zappala will be appointed as directors, but the term of Mr. Zappala will not commence until January 25, 1997.

         In connection with the issuance of the Note to Mr. Brennan in partial consideration for the Purchase Price for the Brennan Shares, Mr. DeSantis has agreed to guarantee up to $2,000,000 of all amounts due under the Note, other than amounts representing an increase in the principal amount upon the exercise by Mr. Brennan of certain rights afforded under the Purchase Agreement (the "DeSantis Unsecured Guarantee"). The DeSantis Unsecured Guarantee terminates upon the earlier to occur of the satisfaction and discharge of the obligations under the Note and the issuance of a substitute guarantee by AutoLend (the "AutoLend Secured Guarantee"), pursuant to which AutoLend has agreed to guarantee the same $2,000,000 obligation to Mr. Brennan. Messrs. DeSantis and Coelho, the sole stockholders of NPD, are the Chairman and Chief Executive Officer and a director, respectively, of AutoLend.